Exhibit 99.1

Genworth Financial Announces Third Quarter 2017 Results

Net Income Of $107 Million And Adjusted Operating Income Of $76 Million

•	Strong Insurance In Force Growth, Loss Ratio, And Capital Levels For U.S. Mortgage Insurance (MI)

•	U.S. MI’s PMIERs[1] Sufficiency Ratio At 122 Percent, In Excess Of $500 Million Above Requirements

•	Strong Loss Ratio And Capital Levels For Canada MI

•	Annual Review of Long Term Care Insurance (LTC) Claims Reserve Completed. No Significant Adjustments As Aggregate LTC Claim Experience In Line with Expectations. Loss Recognition And Cash Flow Testing Will Be Completed With The Fourth Quarter Financial Close

•	Net Income[2] Included $40 Million Of Net Investment Gains, Net Of Taxes And Other Adjustments, Primarily Related To Fixed Income Exchanges And Derivative Gains

•	Holding Company Cash And Liquid Assets Of Approximately $830 Million

Richmond, VA (November 2, 2017) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended September 30, 2017. The company reported net income of $107 million, or $0.21 per diluted share, in the third quarter of 2017, compared with a net loss of $380 million, or $0.76 per diluted share, in the third quarter of 2016. The adjusted operating income3 for the third quarter of 2017 was $76 million, or $0.15 per diluted share, compared with an adjusted operating loss of $405 million, or $0.81 per diluted share, in the third quarter of 2016.

[1]	Private Mortgage Insurer Eligibility Requirements
[2]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.
[3]	This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Strategic Update

Genworth and China Oceanwide Holdings Group Co., Ltd. (Oceanwide) continue to work towards satisfying the closing conditions of their previously announced proposed transaction as soon as possible.

With respect to the state regulatory review process, the companies made progress and announced during and since the end of the third quarter the following regulatory approvals:

•	Virginia State Corporation Commission, Bureau of Insurance

•	North Carolina Department of Insurance

•	South Carolina Department of Insurance

•	Vermont Insurance Division

Genworth and Oceanwide recently announced the withdrawal of their joint voluntary notice with the Committee on Foreign Investment in the United States (CFIUS), with the intent to refile with additional mitigation approaches. The parties are actively engaged in developing these approaches, including the potential involvement of a U.S. third-party service provider, and anticipate refiling a new joint notice with CFIUS as soon as the terms of the additional mitigation approaches are determined. Genworth and Oceanwide are fully committed to developing an acceptable solution with CFIUS; however, there can be no assurance that CFIUS will ultimately agree to clear a transaction between Genworth and Oceanwide on terms acceptable to the parties or at all.

In addition to clearance by CFIUS, the closing of the proposed transaction remains subject to the receipt of required regulatory approvals in the U.S., China, and other international jurisdictions and other closing conditions. Genworth and Oceanwide continue to be actively engaged with the relevant regulators regarding the pending applications.

Genworth and Oceanwide are also discussing an additional waiver of each party’s right to terminate the merger agreement beyond the November 30, 2017 deadline, and will make a final decision regarding the deadline in the coming weeks. Genworth and Oceanwide remain committed to satisfying the closing conditions under the merger agreement as soon as possible.

Separately, Genworth is currently reviewing potential refinancing options to address upcoming debt maturities in the event the transaction with Oceanwide cannot be completed in a timely manner or at all. Genworth could also utilize holding company cash and/or pursue potential asset sales to address upcoming debt maturities in the event the transaction with Oceanwide cannot be completed. Genworth is also evaluating options to insulate its U.S. mortgage insurance business from additional ratings pressure, including a potential partial sale, in the event the transaction with Oceanwide cannot be completed.

“Genworth remains committed to the transaction with Oceanwide, as it continues to represent the most value for all of our stakeholders,” said Tom McInerney, president and CEO of Genworth. “While we are focused on completing this transaction, we do have other alternatives we would turn to in order to address our upcoming maturities and insulate our U.S. mortgage insurance business from ratings pressure if necessary.”

LU Zhiqiang, chairman of Oceanwide, added: “Oceanwide continues to work diligently with Genworth towards closing the transaction as soon as possible. This transaction provides Oceanwide with the opportunity to bring best practices from the U.S. long term care and mortgage insurance markets to China, where we will continue to expand our insurance capabilities.”

Financial Performance

Consolidated Net Income (Loss) &
Adjusted Operating Income (Loss)
	Three months ended September 30
	(Unaudited)
	2017		2016
		Per		Per
		diluted		diluted	Total
(Amounts in millions, except per share)	Total	share	Total	share	% change
Net Income (loss) available to Genworth’s common stockholders	$107	$0.21	$(380)	$(0.76)	128%
Adjusted operating income (loss)	$76	$0.15	$(405)	$(0.81)	119%
Weighted-average diluted share[4]	501.6		498.3

	Three months ended September 30
	(Unaudited)
	2017	2016
Book value per share	$26.19	$29.84
Book value per share, excluding accumulated other comprehensive income (loss)	$20.10	$19.40

Net income in the third quarter of 2017 benefited from net investment gains, net of taxes and other adjustments, of $40 million in the quarter. The gains were primarily related to offers to exchange fixed income securities and improvement in the value of Canada MI interest rate swaps. The net loss in the third quarter of 2016 benefited from net investment gains, net of taxes and other adjustments, of $12 million.

[4]	Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 2.2 million for the three months ended September 30, 2016 would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations in this period, dilutive potential weighted-average common shares outstanding would have been 500.5 million for the three months ended September 30, 2016.

Net investment income was $797 million in the quarter, down from $801 million in the prior quarter and $805 million in the prior year. Net investment income continues to reflect variability in prepayment speed adjustments related to residential mortgage-backed securities and other variable investment income. The reported yield and the core yield3 for the quarter were 4.52 percent and 4.45 percent, respectively.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss)
(Amounts in millions)	Q3 17	Q2 17	Q3 16
U.S. Mortgage Insurance	$73	$91	$67
Canada Mortgage Insurance	37	41	36
Australia Mortgage Insurance	12	12	14
U.S. Life Insurance	(1)	39	(207)
Runoff	13	11	12
Corporate and Other	(58)	(43)	(327)

Total Adjusted Operating Income (Loss)	$76	$151	$(405)

Adjusted operating income (loss) represents income (loss) from continuing operations excluding net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income (loss) of segments and Corporate and Other activities is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q3 17	Q2 17	Q3 16
Adjusted operating income	$73	$91	$67
New insurance written
Primary Flow	$11,300	$9,800	$12,800
Loss ratio	20%	2%	21%

U.S. MI reported adjusted operating income of $73 million, compared with $91 million in the prior quarter and $67 million in the prior year. The loss ratio in the current quarter was 20 percent, up 18 points sequentially and down one point from the prior year. The company made a favorable reserve adjustment in the prior quarter of $10 million after-tax primarily associated with lower expected claim rates on existing delinquencies, which benefited the loss ratio by eight points. The company also made a favorable reserve adjustment of $6 million after-tax in the third quarter of 2016 associated with lower expected claim rates on early stage delinquencies, partially offset by higher claim severity on late stage delinquencies. This adjustment benefited the loss ratio by six points in the third quarter of 2016.

Flow new insurance written (NIW) of $11.3 billion increased 15 percent from the prior quarter from a seasonally larger purchase originations market, but decreased 12 percent versus the prior year from a decline in market share and smaller mortgage insurance market. During the third quarter of 2017, the company’s concentration of single premium flow NIW was higher than the prior quarter and prior year as it continues its selective participation in this market. U.S. MI’s flow insurance in force increased 11 percent in the third quarter of 2017 versus the third quarter of 2016 driven primarily by strong NIW and persistency.

Canada Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q3 17	Q2 17	Q3 16
Adjusted operating income	$37	$41	$36
New insurance written
Flow	$4,400	$3,700	$5,300
Bulk	$600	$800	$5,100
Loss ratio	14%	4%	24%

Canada MI reported adjusted operating income of $37 million versus $41 million in the prior quarter and $36 million in the prior year. The loss ratio in the quarter was 14 percent, up 10 points sequentially primarily from the normalization of cure activity in the current quarter. The loss ratio was down 10 points compared to the prior year from a decrease in new delinquencies, net of cures, reflecting the ongoing housing market strength and underlying economic conditions.

Flow NIW was up 14 percent5 sequentially primarily from a seasonally larger originations market and down 17 percent5 from the prior year primarily from a smaller market size from regulatory changes introduced in late 2016. Effective March 17, 2017, Canada MI increased its flow mortgage insurance premium rates for new insured mortgages by approximately 20 percent to reflect the updated regulatory capital framework that came into effect on January 1, 2017. Bulk NIW decreased versus the prior year as a result of regulatory changes introduced in 2016 and 2017.

[5]	Percent change excludes the impact of foreign exchange.

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q3 17	Q2 17	Q3 16
Adjusted operating income	$12	$12	$14
New insurance written
Flow	$3,700	$4,100	$4,600
Bulk	$600	$600	$—
Loss ratio	37%	34%	42%

Australia MI reported adjusted operating income of $12 million, compared with $12 million in the prior quarter and $14 million in the prior year. The loss ratio in the quarter was 37 percent, up three points sequentially and down five points from the prior year. Results in the second quarter of 2017 reflected non-reinsurance recoveries on paid claims which favorably impacted the loss ratio by eight points. Without the impact of these recoveries, the loss ratio would have been lower sequentially from seasonally lower new delinquencies, net of cures. The company is currently reviewing its premium earning pattern, and anticipates that this review will be completed during the fourth quarter.

Flow NIW was down 12 percent5 sequentially and down 24 percent5 from the prior year primarily from lower market penetration attributable to a change in customer mix.

U.S. Life Insurance

Operating Metrics
(Amounts in millions)	Q3 17	Q2 17	Q3 16
Adjusted operating income (loss)
Long Term Care Insurance	$(5)	$33	$(270)
Life Insurance	(9)	(1)	48
Fixed Annuities	13	7	15

Total U.S. Life Insurance	$(1)	$39	$(207)

Sales
Long Term Care Insurance
Individual	$2	$2	$2
Group	1	1	3
Life Insurance
Universal Life	1	—	1
Fixed Annuities	3	1	1

Long Term Care Insurance

LTC reported an adjusted operating loss of $5 million, compared with adjusted operating income of $33 million in the prior quarter and an adjusted operating loss of $270 million in the prior year. Compared to the prior quarter, results reflected less favorable existing claim terminations, higher benefit payments, and less favorable new claim experience. Results in the prior quarter were also favorably impacted by reserve corrections, net of profits followed by losses reserves, associated with recorded initial claim dates of $13 million after-tax. Results in the prior year reflected updated LTC claim assumptions, which increased reserves by approximately $435 million pre-tax and resulted in an after-tax charge to earnings of $283 million.

Given that experience in aggregate that was analyzed in this year’s claim reserves review was in line with expectations, the company made no significant adjustments in the current quarter to its assumptions and methodologies related to its LTC claim reserves. In the fourth quarter of 2017, the company will perform loss recognition and cash flow testing for its LTC products. As part of the annual testing, we will review assumptions for incidence and interest rates, among other assumptions. Results of the LTC annual testing as well as assumption reviews and testing for life insurance and annuities will be part of our fourth quarter earnings disclosures.

Life Insurance

Life insurance reported an adjusted operating loss of $9 million, compared with an adjusted operating loss of $1 million in the prior quarter and adjusted operating income of $48 million in the prior year. Compared to the prior quarter, results reflected unfavorable mortality. Results versus the prior year reflected the impacts of higher reserve and higher amortization of deferred acquisition costs (DAC) as a result of the fourth quarter of 2016 assumption review and unfavorable mortality. Results versus the prior year also reflected higher DAC amortization from higher lapses, compared to original assumptions, primarily associated with large 15-year and 20-year term life insurance blocks entering their post-level premium periods. We anticipate this trend to continue and DAC amortization to increase further as large blocks reach the end of their level premium periods through 2020. Results in the current quarter included an unfavorable impact of $15 million after-tax from model refinements. Results in the prior quarter included a negative impact of $14 million after-tax, which was the net effect of a charge from model corrections related to updating mortality tables for term conversion policies that was partially offset by a net favorable refinement related to reinsurance rates.

Fixed Annuities

Fixed annuities reported adjusted operating income of $13 million, compared with $7 million in the prior quarter and $15 million in the prior year. Results in the quarter included a $6 million after-tax charge from loss recognition testing associated with continued low interest rates on the single premium immediate annuity block compared to a $10 million charge in the prior quarter and a $4 million charge in the prior year. Results varied from the prior year due to lower net investment spread from lower customer account balances and lower variable investment income. Prior year results included an $8 million after-tax unfavorable correction related to state guaranty funds.

Runoff

Runoff reported adjusted operating income of $13 million compared with $11 million in the prior quarter and $12 million in the prior year reflecting continued strong equity market performance supporting our variable annuity business. Results in the prior quarter reflected unfavorable mortality in the corporate-owned life insurance (COLI) products.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $58 million, compared with $43 million in the prior quarter and $327 million in the prior year. Results in the current quarter include unfavorable tax charges of $7 million related to changes and corrections to prior period tax returns. Prior year results reflected $265 million of deferred tax charges.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q3 17	Q2 17	Q3 16
U.S. MI
Consolidated Risk-To-Capital Ratio[6]	12.8:1	13.0:1	15.0:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[6]	12.9:1	13.1:1	15.0:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[7]	122%	122%	117%
Canada MI
Minimum Capital Test (MCT) Ratio[6]	165%	167%	237%
Australia MI
Prescribed Capital Amount (PCA) Ratio[6]	184%	181%	155%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[6]	320%	331%	340%
Holding Company Cash[8] and Liquid Assets[9]	$829	$858	$1,165

[6]	Company estimate for the third quarter of 2017, due to timing of the filing of statutory statements; The MCT Ratio for Canada MI in the third and second quarters of 2017 reflects the new regulatory framework effective January 1, 2017. The Consolidated RBC Ratio for the U.S. life insurance companies in the third quarter of 2016 is restated to reflect the merger of Brookfield Life And Annuity Insurance Company Limited with and into Genworth Life Insurance Company as if the merger occurred January 1, 2015.
[7]	Calculated as available assets divided by required assets as defined within PMIERs. As of September 30, 2017, June 30, 2017 and September 30, 2016, the PMIERs sufficiency ratios were in excess of approximately $500 million, $500 million and $400 million, respectively, of available assets above the PMIERs requirements. Company estimate for the third quarter of 2017.
[8]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[9]	Comprises cash and cash equivalents of $754 million, $758 million and $1,065 million, respectively, and U.S. government bonds of $75 million, $100 million and $100 million, respectively, as of September 30, 2017, June 30, 2017 and September 30, 2016.

Key Points

•	U.S. MI’s PMIERs sufficiency ratio remained at 122 percent as an increase in operating cash flows was offset by higher required assets associated with new business;

•	Canada MI’s MCT ratio as of September 30, 2017 is estimated to be 165 percent, above the regulatory minimum requirement of 150 percent and within a target range of 160 to 165 percent;

•	Australia MI’s capital levels improved sequentially to 184 percent which is above the target range of 132 to 144 percent;

•	U.S. life insurance companies consolidated RBC ratio is lower due to the reduction in covariance benefit associated with the completion effective July 1, 2017 of the remaining internal reinsurance transactions required under the Oceanwide merger agreement. These transactions contributed to approximately 15 points of the decline;

•	The holding company ended the quarter with $829 million of cash and liquid assets, representing a buffer of approximately $420 million in excess of restricted cash and liquid assets and one and a half times annual debt service; and

•	$175 million of holding company cash is committed to facilitate the separation and isolation of the LTC business.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Financial Supplement Information

This press release, third quarter 2017 financial supplement and earnings presentation are now posted on the company’s website. Investors are encouraged to review these materials. Due to the pending sale to China Oceanwide, the company does not plan to host an earnings call.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and adjusted operating income (loss) assume a 35 percent tax rate (unless otherwise indicated) and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for deferred acquisition cost (DAC) and other intangible amortization and certain benefit reserves.

In the third quarters of 2017 and 2016, the company recorded a pre-tax expense of $1 million and $2 million, respectively, related to restructuring costs as part of an expense reduction plan as the company evaluates and appropriately sizes its organizational needs and expenses.

There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth’s common stockholders to adjusted operating income (loss) for the three months ended September 30, 2017 and 2016, as well as for the three months ended June 30, 2017, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in this appendix.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) new insurance written for mortgage insurance; (2) annualized first-year premiums for long term care and term life insurance products; (3) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (4) 10 percent of premium deposits for linked-benefits products; and (5) new and additional premiums/deposits for fixed annuities. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers new insurance written, annualized first-year premiums/deposits, premium equivalents and new premiums/deposits to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to adjusted operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements we make relating to the China Oceanwide transaction. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•	risks related to the proposed transaction with China Oceanwide Holdings Group Co., Ltd. (Oceanwide) including: the company’s inability to complete the transaction in a timely manner or at all; the parties’ inability to obtain regulatory approvals, including from the Committee on Foreign Investment in the United States (“CFIUS”), or the possibility that such regulatory approvals may further delay the transaction or will not be received prior to November 30, 2017 (and either or both of the parties may not be willing to further waive their end date termination rights beyond November 30, 2017) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals including any mitigation approaches that may be necessary to obtain CFIUS approval (including conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable); existing and potential legal proceedings may be instituted against the company in connection with the transaction that may delay the transaction, make it more costly or ultimately preclude it; the risk that the proposed transaction disrupts the company’s current plans and operations as a result of the consummation of the transaction; certain restrictions during the pendency of the transaction that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the transaction; further rating agency actions and downgrades in the company’s debt or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the transaction; the amount of the costs, fees, expenses and other charges related to the transaction; the risks related to diverting management’s attention from the company’s ongoing business operations; the merger agreement may be terminated in circumstances that would require the company to pay Oceanwide a fee; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

•

strategic risks in the event the proposed transaction with Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to the restructuring of its U.S. life insurance businesses, debt obligations, including our debt maturing in May 2018, cost savings, ratings and capital); the company’s ability to continue to sell long-term care insurance policies; our inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; adverse tax or accounting charges; and inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•	risks relating to estimates, assumptions and valuations including: risks related to the impact of the company’s annual review of assumptions and methodologies related to its margin reviews in the fourth quarter of 2017, including risks that additional information obtained in finalizing its margin review in the fourth quarter of 2017 or other changes to assumptions or methodologies materially affect the impact on margins; inadequate reserves and the need to increase reserves (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (“DAC”) and present value of future profits (“PVFP”) (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews, including reviews the company expects to carry out in the fourth quarter of 2017); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); adverse impact on the company’s results of operations, including its loss ratio as a result of its annual review of the premium earnings pattern for its mortgage insurance business in Australia (which the company expects to carry out in the fourth quarter of 2017); and changes in valuation of fixed maturity, equity and trading securities;

•	risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates (particularly given the historically low interest rate environment) have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•	regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to maintain the private mortgage insurer eligibility requirements (PMIERs); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and changes in accounting and reporting standards;

•	liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the company’s ability to obtain financing under a credit facility); future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•	operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; availability, affordability and adequacy of reinsurance to protect the company against losses; competition; competition in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•	insurance and product-related risks including: the company’s inability to increase sufficiently, and in a timely manner, premiums on in force long term care insurance policies and/or reduce in force benefits, and charge higher premiums on new policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums), including to offset any impact on the company’s margins in connection with its margin reviews in the fourth quarter of 2017; the company’s inability to reflect future premium increases and other management actions in its margin calculation as anticipated, including in connection with its margin reviews in the fourth quarter of 2017; failure to sufficiently increase new sales for the company’s long term care insurance products; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•	other risks including: occurrence of natural or man-made disasters or a pandemic; impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423
julie.westermann@genworth.com

Condensed Consolidated Statements of Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2017	2016
Revenues:
Premiums	$1,135	$1,108
Net investment income	797	805
Net investment gains (losses)	85	20
Policy fees and other income	198	217

Total revenues	2,215	2,150

Benefits and expenses:
Benefits and other changes in policy reserves	1,344	1,662
Interest credited	164	173
Acquisition and operating expenses, net of deferrals	265	269
Amortization of deferred acquisition costs and intangibles	83	94
Interest expense	73	77

Total benefits and expenses	1,929	2,275

Income (loss) from continuing operations before income taxes	286	(125)
Provision for income taxes	102	222

Income (loss) from continuing operations	184	(347)
Income (loss) from discontinued operations, net of taxes	(9)	15

Net income (loss)	175	(332)
Less: net income attributable to noncontrolling interests	68	48

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$107	$(380)

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.23	$(0.79)

Diluted	$0.23	$(0.79)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.21	$(0.76)

Diluted	$0.21	$(0.76)

Weighted-average shares outstanding:
Basic	499.1	498.3

Diluted[4]	501.6	498.3

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended September 30,		Three months ended June 30,
	2017	2016	2017
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$107	$(380)	$202
Add: net income attributable to noncontrolling interests	68	48	69

Net income (loss)	175	(332)	271
Income (loss) from discontinued operations, net of taxes	(9)	15	—

Income (loss) from continuing operations	184	(347)	271
Less: income from continuing operations attributable to noncontrolling interests	68	48	69

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	116	(395)	202
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net	(62)	(18)	(79)
Expenses related to restructuring	1	2	—
Taxes on adjustments	21	6	28

Adjusted operating income (loss)	$76	$(405)	$151

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$73	$67	$91

Canada Mortgage Insurance segment	37	36	41

Australia Mortgage Insurance segment	12	14	12

U.S. Life Insurance segment:
Long Term Care Insurance	(5)	(270)	33
Life Insurance	(9)	48	(1)
Fixed Annuities	13	15	7

Total U.S. Life Insurance segment	(1)	(207)	39

Runoff segment	13	12	11

Corporate and Other	(58)	(327)	(43)

Adjusted operating income (loss)	$76	$(405)	$151

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.21	$(0.76)	$0.40

Diluted	$0.21	$(0.76)	$0.40

Adjusted operating income (loss) per share:
Basic	$0.15	$(0.81)	$0.30

Diluted	$0.15	$(0.81)	$0.30

Weighted-average common shares outstanding:
Basic	499.1	498.3	499.0

Diluted[4]	501.6	498.3	501.2

Condensed Consolidated Balance Sheets

(Amounts in millions)

	September 30,	December 31,
	2017	2016
Assets
Cash, cash equivalents and invested assets	$76,579	$75,012
Deferred acquisition costs	2,342	3,571
Intangible assets and goodwill	315	348
Reinsurance recoverable	17,553	17,755
Deferred tax and other assets	576	673
Separate account assets	7,264	7,299

Total assets	$104,629	$104,658

Liabilities and equity
Liabilities:
Future policy benefits	$38,022	$37,063
Policyholder account balances	24,531	25,662
Liability for policy and contract claims	9,384	9,256
Unearned premiums	3,512	3,378
Deferred tax and other liabilities	2,236	2,969
Borrowings related to securitization entities	59	74
Non-recourse funding obligations	310	310
Long-term borrowings	4,224	4,180
Separate account liabilities	7,264	7,299

Total liabilities	89,542	90,191

Equity:
Common stock	1	1
Additional paid-in capital	11,973	11,962

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,098	1,253
Net unrealized gains (losses) on other-than-temporarily impaired securities	10	9

Net unrealized investment gains (losses)	1,108	1,262

Derivatives qualifying as hedges	2,052	2,085
Foreign currency translation and other adjustments	(125)	(253)

Total accumulated other comprehensive income (loss)	3,035	3,094
Retained earnings	760	287
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	13,069	12,644
Noncontrolling interests	2,018	1,823

Total equity	15,087	14,467

Total liabilities and equity	$104,629	$104,658

Impact of Foreign Exchange on Flow New Insurance Written10

Three months ended September 30, 2017

	Percentages	Percentages
	Including Foreign	Excluding Foreign
	Exchange	Exchange[11]
Canada Mortgage Insurance (MI):
Flow new insurance written	(17)%	(17)%
Flow new insurance written (3Q17 vs. 2Q17)	19%	14%

Australia MI:
Flow new insurance written	(20)%	(24)%
Flow new insurance written (3Q17 vs. 2Q17)	(10)%	(12)%

[10]	All percentages are comparing the third quarter of 2017 to the third quarter of 2016 unless otherwise stated.
[11]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

Three months ended September 30, 2017
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$75.9
Subtract:
Securities lending	0.2
Unrealized gains (losses)	5.1

Adjusted end of period invested assets	$70.6

Average Invested Assets Used in Reported Yield Calculation	$70.5
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	0.1

Average Invested Assets Used in Core Yield Calculation	$70.4

(Income - amounts in millions)
Reported Net Investment Income	$797
Subtract:
Bond calls and commercial mortgage loan prepayments	10
Other non-core items[13]	3
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	1

Core Net Investment Income	$783

Reported Yield	4.52%

Core Yield	4.45%

[12]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[13]	Includes cost basis adjustments on structured securities and various other immaterial items.